EXHIBIT (A)(5)(F)

BRASILCEL, THE HOLDING COMPANY THAT CONTROLS VIVO, THE SOUTHERN HEMISPHERE’S LARGEST WIRELESS COMMUNICATIONS GROUP, LAUNCHES VOLUNTARY CASH TENDER OFFERS FOR SHARES OF TELE SUDESTE, TELE LESTE AND CELULAR CRT

PRESS RELEASE

São Paulo, September 1, 2004 – Tele Sudeste Celular Participações S.A. — (“Tele Sudeste”) (NYSE: TSD; BOVESPA: TSEP3 (ON); TSEP4 (PN)); Tele Leste Celular Participações S.A. – (“Tele Leste”) (NYSE: TBE; BOVESPA: TLCP3 (ON); TLCP4 (PN)); Celular CRT Participações S.A. – (“CRT” and, together with Tele Sudeste and Tele Leste, the “Companies”) (BOVESPA: CRTP3 (ON) / CRTP5 (PN)), inform their respective shareholders that Brasilcel N.V. (“Brasilcel”), controlling shareholder of the Companies, has today commenced voluntary public tender offers (“VTOs”) in cash for the acquisition of up to the maximum number of shares of each class of each Company, as indicated below (“Maximum Numbers of Shares”):

	CRT		Tele Leste		Tele Sudeste
	Common	Preferred	Common	Preferred	Common	Preferred
	Shares	Shares	Shares	Shares	Shares	Shares
Maximum Numbers of Shares (by class)	60,529,000	441,690,000	16,723,247,000	92,499,407,000	7,332,479,000	12,699,707,000

Unless otherwise extended or terminated, the acquisition of any shares tendered in the VTOs will occur through a series of auctions to be held on the São Paulo Stock Exchange (the “BOVESPA”) on October 8, 2004.

In no event will Brasilcel purchase more than the Maximum Numbers of Shares. In the event of excess of demand in the auctions, a pro rata adjustment will be made among the shareholders holding that class of shares who tender their shares in the applicable VTO.

The respective prices to be paid for the shares of each class of shares issued by the Company are indicated in the table below, per lot of thousand shares (the “Prices”). Each of these prices represents a premium of 20% (twenty percent) over the weighted average closing price of the applicable class of shares of that Company over the 30 (thirty) trading days on the BOVESPA up to and including the date of the initial announcement of the VTOs on August 24, 2004.

	CRT		Tele Leste		Tele Sudeste
	Common Shares	Preferred Shares	Common Shares	Preferred Shares	Common Shares	Preferred Shares
Price per lot of thousand shares (R$)	575.31	718.69	0.90	1.10	6.35	7.80

The respective Prices shall be paid upon delivery of the shares, in Brazilian reais, in accordance with the rules of the Companhia Brasileira de Liquidação e Custódia – CBLC (the Brazilian Settlement and Custody Company) and the subject to terms and conditions that have been set forth in the Edital, or public notice published in Brazil for the VTOs and the summary advertisements published in the New York Times in the United States as to the VTOs for shares of Tele Leste and Tele Sudeste, in each case on September 1, 2004.

BRASILCEL, THE HOLDING COMPANY THAT CONTROLS VIVO, THE SOUTHERN HEMISPHERE’S LARGEST WIRELESS COMMUNICATIONS GROUP, ANNOUNCES VOLUNTARY CASH TENDER OFFERS FOR SHARES OF TELE SUDESTE, TELE LESTE AND CRT

The number of shares of each class that Brasilcel has offered to acquire has been determined to allow Brasilcel to increase its participation in the share capital of the Companies without suppressing the liquidity of the remaining shares of those classes for purposes of applicable regulations in Brazil (specifically Instruction no. 361 of the Brazilian Comissão de Valores Mobiliários (“CVM”) of March 5, 2002).

This press release does not constitute an offer to purchase or a solicitation of an offer to sell securities of Tele Sudeste, Tele Leste or CRT. On September 1, 2004, Brasilcel filed tender offer statements on Schedule TO with the Securities and Exchange Commission (“SEC”) with respect to the VTOs for common shares and preferred shares of Tele Leste and Tele Sudeste and will file translations of these documents with the CVM. On September 1, 2004, Brasilcel filed an Edital with respect to the VTO for common shares and preferred shares of CRT with the CVM.

Shareholders of the Companies are strongly advised to read the Edital and other relevant documents relating to the VTOs that have been published by Brasilcel or filed with the CVM or the SEC, including the tender offer statements on Schedule TO dated September 1, 2004 (and, in the case of the English-language documents filed with the SEC, shareholders may read the Portuguese translations, which will be filed with the CVM) because they contain important information. All these documents have been published or filed in accordance with applicable Brazilian and U.S. regulations. CRT shareholders can access the Edital and an English translation thereof free of charge at the Internet site http://www.vivo.com.br/ri. Tele Leste and Tele Sudeste shareholders can access the U.S. documents free of charge at the SEC website, www.sec.gov. In addition, shareholders of the Companies can access all these documents free of charge from Brasilcel or in the locations indicated by applicable Brazilian and U.S. laws and regulations.

Brasilcel has been advised that Portugal Telecom and Telefónica Móviles intend to provide funding for the tender offers on a 50-50 basis.

Contact:	Ronald Aitken – Investor Relations
ronald.aitken@vivo.com.br
(5511) 5105-1172

Investor Relations
ri@vivo.com.br
(5511) 5105-1182

Information available on the website:
http://www.vivo.com.br/ri

This press release contains forward-looking statements. Such statements do not constitute historical facts and reflect the expectations of the Company’s management, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects” and “targets”, as well as other similar words are intended to identify these statements, which necessarily involve risks that may or may not be known to the Company. Accordingly, the actual results of Company operations may be different from its current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them in light of new information or future developments.